Calculation of Filing Fee Tables
S-3
Bunge Global SA
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	4.550% Senior Notes due 2030	457(r)			$ 649,025,000.00	0.0001531	$ 99,365.73
Fees to be Paid	2	Debt	5.150% Senior Notes due 2035	457(r)			$ 648,193,000.00	0.0001531	$ 99,238.35
Fees to be Paid	3	Other	Guarantees of 4.550% Senior Notes due 2030	Other				0.0001531	$ 0.00
Fees to be Paid	4	Other	Guarantees of 5.150% Senior Notes due 2035	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,297,218,000.00		$ 198,604.08
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 198,604.08
Offering Note
[1]	No separate consideration will be received for the guarantees of the debt securities being registered. In accordance with Rule 457(n) under the Securities Act of 1933, as amended (the "Securities Act"), no registration fee is payable with respect to the guarantees.

[2]	See Footnote 1

[3]	See footnote 1

[4]	See footnote 1

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $1,297,218,000.00. The prospectus is a final prospectus for the related offering.
This Exhibit shall be deemed to update the "Calculation of Filing Fee Tables" in the Company's Registration Statement on Form S-3 (File No. 333-282003).